Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-193059 on Form S-3 of our reports dated March 12, 2014, relating to the financial statements and financial statement schedule of Merit Medical Systems, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Salt Lake City, Utah
March 14, 2014